Exhibit 10.13

Commitment Letter

I, Maodong Xu, as the primary shareholder of Wowo Limited (a Cayman Islands company, hereinafter “the Company”), hereby undertake that up to December 31st, 2015, to provide the Company, its subsidiaries, its variable interest entities (“VIE”s) and VIEs’ subsidiaries thereof with sufficient funds to support of its operation for the years of 2014 and 2015.

Hereby undertake and guarantee as the above.

By:	/s/ Maodong Xu
Maodong Xu
August 4, 2014